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                                                                    Exhibit 99.3


NEWS RELEASE

                                         FIRSTMERIT CORPORATION
                                         III Cascade Plaza, Akron, OH 44308-1103
                                         (330) 996-6300
                                         www.FirstMerit.com



FOR RELEASE:               May 22, 1998           [FIRSTMERIT CORPORATION LOGO]





FOR INFORMATION CONTACT:   Dixie Vinez
                           Vice President/Marketing
                           (330) 384-7068




                   FIRSTMERIT/COBANCORP ACQUISITION COMPLETED
                         LAMB NAMED PRESIDENT AND CEO


AKRON, OHIO..... FirstMerit Corporation (FMER) announced today the completion of its acquisition of CoBancorp Inc. of Elyria, Ohio. Its affiliates, PremierBank & Trust and Jefferson Savings Bank will become part of FirstMerit Bank, N.A.

There will be no visible changes for our customers until Labor Day weekend when PremierBank will operationally join FirstMerit Bank. Jefferson Savings Bank will operationally join FirstMerit Bank in October. Beginning Tuesday, May 26, CoBancorp customers will be able to use all FirstMerit Bank ATMs at no charge.

Sid A. Bostic, President & Chief Operating Officer of FirstMerit Corporation, announced that William G. Lamb has been promoted to President and CEO of FirstMerit Bank/Elyria. He had been President and Managing Officer.

Lamb has been with the Corporation for 24 years, serving the Elyria bank in areas of installment loans, branch management, administration, commercial loan, chief operating officer, senior lender, managing officer and president.

Bill holds a BSBA in Marketing from the University of Akron, and is a graduate of the School of Retail Management, University of Virginia; Ohio School of Banking, Ohio University; Mellon School of Correspondent Banking; and American Bankers Association School of Consumer Credit, University of Colorado. Lamb and his wife have three children.

FirstMerit Corporation is a $6.1 billion holding company. FirstMerit's wholly-owned subsidiaries, FirstMerit Bank, N.A., FirstMerit Mortgage Corporation, FirstMerit Credit Life Insurance Company and FirstMerit Community Development Corporation, serve Summit, Cuyahoga, Medina, Lorain, Stark, Wayne, Portage, Erie, Ashtabula, Lake, Geauga, Delaware, Madison and Franklin counties in Ohio.